UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

5/23/2006

Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON	1-6563	91-0742146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Safeco Plaza, Seattle, Washington	98185
(Address of principal executive officers)	(Zip Code)

(206) 545-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 23, 2006, Safeco Insurance Company of America, or SICA, entered into an Office Building Lease with NOP 1001 Fourth L.L.C. SICA will lease 284,602 square feet of rentable office space located at 1001 Fourth Avenue, Seattle, Washington under the lease. The lease term is 11 years with staggered delivery dates beginning on August 1, 2006. The annual base rent for 266,464 square feet of the space begins at $13.00 per square foot and increases incrementally to $24.00 per square foot by the end of the lease term. The remaining 18,138 square feet have an annual base rent that begins at $20.50 per square foot and increases incrementally to $31.50 per square foot by the end of the lease term. Base rent payments begin four months after the applicable delivery dates. In addition to base rent, SICA will be responsible for its proportionate share of the building’s operating expenses and real estate taxes. SICA has two renewal options under the lease to extend the lease term.

Also on May 23, 2006, SICA entered into an Office Lease Agreement with WA-Second & Seneca, L.L.C. SICA will lease 138,370 square feet of rentable office space located at 1191 Second Avenue, Seattle, Washington. The lease has staggered terms of approximately 10, seven and five years with delivery of the space occurring on October 1, 2006. The annual rent under the lease begins at $22.00 per square foot and increases incrementally to $26.00 - $31.00 per square foot by the end of the lease terms for the applicable portions of the premises. Rent payments begin on February 1, 2007. In addition to the rent, SICA will be responsible for its proportionate share of increases in the building’s operating expenses and real estate taxes over the base year. SICA has renewal options under the lease to extend the terms.

In addition, on May 23, 2006, General America Corporation entered into an amendment of its Purchase and Sale Agreement providing for the sale of Safeco’s Redmond, Washington office campus to Microsoft Corporation. The amendment contemplates a purchase price increase of $11.0 million if Safeco vacates the campus by December 31, 2006 and removes all of its trade fixtures, personal property and equipment no later than January 31, 2007. Such an increase would bring the total purchase price to $220.5 million. Under the amendment, Safeco has also agreed to sell to Microsoft Corporation certain development rights it has with the City of Redmond for a total purchase price of $1.9 million.

The sale is expected to close on May 31, 2006, at which time General America Corporation will enter into a lease for buildings in the Redmond campus containing 396,245 square feet of office space and 70,649 square feet of warehouse space for a period of time not to extend beyond May 31, 2007.

With the purchase price increase, rent concessions and the proceeds from the sale of the development rights, Safeco is expected to recognize a pretax gain on the sale of its property in Redmond of approximately $44.0 million.

The foregoing summaries of the lease agreements and the amendment to the Purchase and Sale Agreement are qualified in their entirety by the text of the lease agreements and such amendment. Safeco will file the 1001 Fourth Avenue Lease, the Second & Seneca Lease and the amendment to the Purchase and Sale Agreement as exhibits to the Quarterly Report on Form 10-Q for the period ended June 30, 2006.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press release “Safeco Announces New Headquarters and Regional Office in Downtown Seattle” dated May 24, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAFECO CORPORATION Registrant

Dated: May 24, 2006	/s/ Charles F. Horne, Jr.
Charles F. Horne, Jr. Senior Vice President and Controller